Dennis G. Newkirk
                                                                (281) 423-3332

                                                                EXHIBIT 99.1


FOR IMMEDIATE RELEASE


                           NL REPORTS 1997 RESULTS


HOUSTON, TEXAS -- January 23, 1998 -- NL Industries, Inc. (NYSE:NL) reported income from continuing operations for the fourth quarter of 1997 of $9.8 million, or $.19 per share, compared to a loss from continuing operations in the fourth quarter of 1996 of $14.5 million, or $.28 per share. For the full year, NL reported a loss from continuing operations for 1997 of $29.9 million, or $.58 per share, compared to a 1996 loss from continuing operations of $11.8 million, or $.23 per share. The 1997 results include a first-quarter $30 million noncash charge, or $.59 per share, related to NL's adoption of the AICPA's Statement of Position No. 96-1, "Environmental Remediation Liabilities."

Operating income of Kronos' titanium dioxide pigments ("TiO2") business in the fourth quarter of 1997 was $32.1 million, $25.0 million more than the fourth quarter of 1996 on record production and sales volumes, higher TiO2 selling prices and $3.2 million of income resulting from refunds of German franchise taxes from prior years. Kronos' operating income for 1997 increased to $82.5 million on record production and sales volumes and $12.9 million of income resulting from the refunds of German franchise taxes from prior years, offset by 4% lower average TiO2 selling prices compared to 1996. Kronos' record fourth quarter sales volumes reflect strong TiO2 demand, particularly in Europe, with fourth quarter and full-year sales volumes increasing 5% and 10%, respectively, from the year-earlier periods. Kronos' average TiO2 selling prices for the fourth quarter of 1997 were 10% higher than the fourth quarter of 1996 and 5% higher than the third quarter of 1997. Selling prices at the end of 1997 were 1% higher than the average for the fourth quarter.

Securities earnings in the fourth quarter of 1997 includes a $2.7 million pretax gain on the sale of certain marketable securities.

On December 30, 1997, the Company announced the sale of its Rheox specialty chemical operations for $465 million in cash. The net proceeds of about $400 million are expected to be used to invest in additional TiO2 capacity and to reduce outstanding indebtedness. The completion of this transaction, subject to regulatory approvals, is expected to occur in the first quarter of 1998. As a result of the announced sale, Rheox's results have been reclassified as discontinued operations. Rheox's operating income of $44.5 million for 1997 was $2.9 million higher than the prior year due to higher sales volumes.

NL Industries, Inc. is a major international producer of titanium dioxide pigments.

The statements in this release relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, future global economic and political conditions, global TiO2 production capacity and the amount and timing of capacity changes, competitive products and prices, and other risks and uncertainties detailed in the Company's Securities and Exchange Commission filings. Actual results could differ materially from those forecasted or expected. NL's 1997 results are subject to final audit.

                             NL INDUSTRIES, INC.
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                     (In millions, except per share data)
                                 (Unaudited)





                                              Quarters ended      Years ended
                                                December 31,       December 31,
                                               1996     1997     1996     1997

Net sales - Kronos                            $201.5    $208.2   $851.2   $837.2
                                              ======    ======   ======   ======

Operating income - Kronos                     $  7.1    $ 32.1   $ 71.6   $ 82.5

General corporate income (expense):
  Securities earnings                            1.1       3.6      4.7      5.4
  Expenses, net                                 (5.0)     (5.5)   (17.2)   (49.8)
  Interest expense                             (16.0)    (16.6)   (69.3)   (65.8)
                                              ------    ------   ------   ------

    Income (loss) from continuing
     operations before income taxes            (12.8)     13.6    (10.2)   (27.7)

Income tax expense                              (1.7)     (3.8)    (1.6)    (2.2)
                                              ------    ------   ------   ------

Income (loss) from continuing operations       (14.5)      9.8    (11.8)   (29.9)

Discontinued operations - Rheox                  4.2       4.4     22.6     20.4
                                              ------    ------   ------   ------

    Net income (loss)                         $(10.3)   $ 14.2   $ 10.8   $ (9.5)
                                              ======    ======   ======   ======

Basic and diluted earnings per share of
 common stock:
  Income (loss) from continuing
   operations                                  $ (.28)   $  .19   $  .23   $ (.58)
                                               ======    ======   ======   ======
  Net income (loss)                            $ (.20)   $  .28   $  .21   $ (.19)
                                               ======    ======   ======   ======

Weighted average shares outstanding:
  Common shares                                 51.1      51.2     51.1     51.2
                                              ======    ======   ======   ======
  Diluted shares                                51.1      51.7     51.1     51.2
                                              ======    ======   ======   ======